EXHIBIT 3.2

BYLAWS
OF
COMMUNITY FINANCIAL CORPORATION
(As Amended)

ARTICLE I
Shareholder Matters

Section 1.1 Annual Meetings

A.	The annual meeting of the shareholders of the Corporation shall be held at such a place as may be decided by, the Board of Directors on a date during the month of July, August or September of each and every year, the exact date, place and hour to be fixed by the Board of Directors.

B.	At the annual meeting of the shareholders of the Corporation, Directors shall be elected and reports of the affairs of the Corporation shall be received and considered. Any other business may be transacted which is within the powers of the shareholders, except that, if any shareholder shall bring new business before the annual meeting, the shareholder must give advance notice as set forth in Section 1.6 of these Bylaws.

C.	The Board of Directors may designate any place, either within or without the Commonwealth of Virginia, as the place of meeting for any annual meeting or for any special meeting. If no place is designated by the Board, the place of meeting shall be the principal office of the Corporation.

Section 1.2 Special Meetings Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of shareholders of the Corporation may be called only by the Chairman of the Board of Directors, the President, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors (hereinafter the "Whole Board").

Section 1.3 Notice of Meetings Notice of the time and place of every annual meeting or special meeting shall be mailed to each Shareholder of record entitled to vote at the meeting at his address as it appears on the records of the Corporation not less than ten (10) nor more than sixty (60) days before the date of such meeting (except as a different time may be specified by law).

  Section 2.2 Amended on April 28, 1999
  Article I, Section 1.2, Article I, Section 1.6 and Article 2, Section 2.9 amended on October 25, 2000

  Article 2, Section 2.10 and 2.11 Amended 4/28/04

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Section 1.4 Quorum A majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of such voting group for action on such matter. If there is not a quorum at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the shareholders present or represented by proxy without notice, other than by announcement at the meeting, until there is a quorum.

Section 1.5 Voting Except as the Articles of Incorporation otherwise provide, at any meeting of the shareholders, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders' meeting.

Section 1.6 Conduct of Business

A.	The chairman of any meeting of shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

B.	At any annual meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 1.6. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered or mailed to and received at the principal executive offices of the Corporation not less than sixty (60) days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than sixty days from such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is first made. A shareholder's notice to the Secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation's books, of the shareholders who proposed such business, (iii) the class and number of shares of the Corporation's capital stock that are beneficially owned by such shareholder and (iv) any material interest of such shareholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 1.6. The officer of the Corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that

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business was not properly brought before the meeting in accordance with the provisions of this Section 1.6 and, if he should so determine, he shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

At any special meeting of the shareholders, only such business shall be conducted as shall have been described in the notice of meeting.

C.	Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders at which directors are to be elected only (i) by or at the direction of the board of Directors or (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 1.6. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive offices of the Corporation not less than 60 days prior to the date of the meeting; provided, however, that in the event that less than 70 days' notice of the date of the meeting is first given or made to shareholders by public announcement or mail, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice: (x) the name and address, as they appear on the Corporation's books, of such shareholder and (y) the class and number of shares of the Corporation's capital stock that are beneficially owned by such shareholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 1.6. The officer of the Corporation or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

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Section 1.7 Order of Business. All meetings of shareholders shall be conducted in accordance with such rules as are prescribed by the Chairman of the meeting and the Chairman shall determine the order of business at all meetings of the shareholders.

Section 1.8 Inspectors The Board of Directors, in advance of any meeting of shareholders, may, but shall not be required to, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the Chairman of the meeting may appoint one or more inspectors. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the Chairman of the meeting, the inspectors shall make a report of any challenge; request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be shareholders.

ARTICLE II
Directors

Section 2.1 General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors and, except as otherwise expressly provided by law or by the Articles of Incorporation, or by these Bylaws, all of the powers of the Corporation shall be exercised by or under the authority of said Board of Directors.

Section 2.2 Number and Qualification The Board of Directors shall consist of seven (7) Directors.

Section 2.3 Election of Directors The Directors shall be elected at the annual meeting of shareholders, and shall hold their offices until their successors are elected in accordance with the Articles of Incorporation. Nominations for the election of Directors shall be given in the manner provided in Section 2.9.

Section 2.4 Vacancies The Board of Directors shall consist of three classes and, when the number of Directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, that each class shall be equal or as nearly equal in size as possible; provided, further, that no decreases in the number of Directors shall affect the term of any Director then in office.

            Any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors although less than a quorum of

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the Board of Directors. A Director elected to fill a vacancy shall be elected to serve until the next election of Directors by the shareholders. Any directorship to be filled by reason of an increase in the number of Directors may be filled by election by the Board of Directors for a term of office continuing only until the next election of Directors by the shareholders.

Section 2.5 Honorary and Advisory Directors The Board may appoint to the position of Honorary Director or the position of Advisory Director such person or persons as it deems appropriate. Honorary Directors shall be entitled to receive notice of, and to attend all meetings of the Board, but they shall not be Directors and shall not be entitled to vote, nor shall they be counted in determining a quorum of the Board. Advisory Directors shall be entitled only to notice of meetings of Advisory or other Boards of the Corporation to which they shall be appointed. Honorary and Advisory Directors shall receive such compensation as may be authorized by the Board of Directors for attendance at meetings of Advisory or other Boards to which such Advisory or Honorary Directors are appointed.

Section 2.6 Meetings of Directors Meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board of Directors, or upon call of the Chairman of the Board of Directors or the President. The Secretary, or officer performing his duties, shall give at least twenty-four (24) hours notice by telegraph, letter, telephone or in person, of all meetings of the Directors; provided, that notice need not be given of regular meetings held at times and places fixed by resolution of the Board. Regular meetings of the Board of Directors shall be held at least six times in every calendar year. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice either before or after the meeting. Neither the business to be transacted nor the purpose of any annual or special meeting of the Board of Directors need be specified in the notice or wavier of notice of such meeting.

Section 2.7 Quorum A majority of the members of the Board of Directors shall constitute a quorum.

Section 2.8 Compensation The Board of Directors shall fix the compensation of the Directors.

Section 2.9 Nominating Committee The Board of Directors may appoint a Nominating Committee of the Board, consisting of not less than three (3) members, one of which shall be the President if, and only so long as, the President remains in office as a member of the Board of Directors. The Nominating Committee shall have authority (a) to review any nominations for election to the Board of Directors made by a shareholder of the Corporation pursuant to Section 1.6 of Article I of these Bylaws in order to determine compliance with such Bylaw and (b) to recommend to the Whole Board nominees for election to the Board of Directors to replace those directors whose terms expire at the annual meeting of shareholders next ensuing.

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Section 2.10 Age Limitations No person shall continue to serve as a Director of the Corporation beyond the last day of the calendar year in which such person reaches 70 years of age. On the last day of the calendar year in which any director reaches age 70, such persons shall automatically cease to be a director and the Board shall fill or eliminate such vacancy pursuant to the provisions of the Corporation's Articles of Incorporation and Bylaws.

ARTICLE III
Executive Committee

Section 3.1 Appointment The Board of Directors, by resolution adopted by a majority of the full Board, may designate the Chief Executive Officer and two or more of the other Directors to constitute an Executive Committee. The designation of any committee pursuant to this Article III and the delegation of authority thereto shall not operate to relieve the Board of Directors, or any Director, of any responsibility imposed by law or regulation.

Section 3.2 Authority The Executive Committee, when the Board of Directors is not in session, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except to the extent, if any, that such powers and authority shall be limited by resolution of the Board of Directors or Virginia law.

Section 3.3 Tenure Each member of the Executive Committee shall hold office until the next annual regular meeting of the Board of Directors following his designation and until his successor is designated as a member of the Executive Committee.

Section 3.4 Meetings Regular meetings of the Executive Committee may be held without notice at such times and places as the Executive Committee may fix from time to time by resolution. Special meetings of the Executive Committee may be called by any member thereof upon not less than one day's notice stating the place, date and hour of the meeting, which notice may be written or oral. Any members of the Executive Committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the Executive Committee need not state the business proposed to be transacted at the meeting.

ARTICLE IV
Officers

Section 4.1 General The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Chairman of the Board may also be designated as an officer. The Board of Directors may designate one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. The offices of Secretary and Treasurer may be held by the same person and a Vice

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President may also be either the Secretary or the Treasurer. The officers of the Corporation need not be either shareholders or Directors of the Corporation.

Section 4.2 Election The Board of Directors at its first meting held after the annual meeting of shareholders shall elect annually the officers of the Corporation who shall exercise such powers and perform such duties as shall be set forth in these Bylaws and as determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 4.3 Removal Any officer may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.4 Voting Securities Owned by the Corporation Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.5 President The President shall be a director of the Corporation. The President or the Chairman of the Board, as designated by the Board of Directors, shall be the chief executive officer. The President shall, subject to the control of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. If so designated by the Board of Directors, the President shall preside at the annual meetings and special meetings of the shareholders. The President shall also perform such other duties and may exercise such other powers as from time to time assigned to him by these Bylaws or by the Board of Directors.

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Section 4.6 Vice President At the request of the President or in his absence or in the event of his inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. The Board of Directors may designate one or more Vice Presidents as executive Vice President or senior Vice President. If there is no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 4.7 Secretary The Secretary shall attend all meetings of the Board of Directors and all meetings of shareholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the shareholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there is one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 4.8 Treasurer The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers,

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vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 4.9 Assistant Secretaries Except as may be otherwise provided in these Bylaws, Assistant secretaries, if there is any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there is one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 4.10 Assistant Treasurers Assistant Treasurers, if there is any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there is one, or the Treasurer, and in the absence of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 4.11 Other Officers Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V
Capital Stock

Section 5.1 Issues of Certificate of Stock Certificates of capital stock shall be in such form as may be prescribed by law and by the Board of Directors. All certificates shall be signed by the President and by the Secretary or an Assistant Secretary, or by any other two Officers authorized by resolution of the Board of Directors.

Section 5.2 Transfer of Stock The stock of the Corporation shall be transferable or assignable on the books of the Corporation by the holders in person or by attorney on surrender of the certificate or certificates for such shares duly endorsed, and, if sought to be transferred by attorney, accompanied by a written power of attorney to have such stock transferred on the books of the Corporation.

Section 5.3 Restrictions on Transfer of Stock Any restrictions that may be imposed by law, by the Articles of Incorporation or Bylaws of the Corporation, or by an agreement

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among shareholders of the Corporation, shall be noted conspicuously on the front or back of all certificates representing shares of stock of the Corporation.

Section 5.4 Lost, Destroyed or Mutilated Certificates The holder of stock of the Corporation shall immediately notify the Corporation of any loss, destruction, or mutilation of the certificate therefore, and the Corporation may in its discretion cause one or more new certificates for the same aggregate number of shares to be issued to such Stockholder upon the surrender of the mutilated certificate, or upon satisfactory proof of such loss or destruction accompanied by the deposit of a bond in such form and amount and with such surety as the Corporation may require.

Section 5.5 Holder of Record The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

Section 5.6 Record Date The Board of Directors shall fix in advance the record date in order to make a determination of shareholders for any purpose, including the determination of shareholders entitled to notice of or to vote at any shareholders' meeting or entitled to payment of any dividend or distribution to shareholders. Such record date shall not be more than seventy (70) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

Section 5.7 Control Share Acquisitions Article 14.1 of the Virginia Stock Corporation Act shall not apply to the Corporation.

ARTICLE VI
Miscellaneous Provisions

Section 6.1 Seal The seal of the Corporation shall be circular in shape with the name of the Corporation around the circumference thereof, and the word "SEAL" in the center thereof.

Section 6.2 Examination of the Books and Records The books and records of account of the Corporation, the minutes of the proceedings of the shareholders, the Board and Committees appointed by the Board of Directors and the records of the shareholders showing the names and addresses of all shareholders and the number of shares held by each, shall be subject to inspection during the normal business hours by any person who is a duly qualified Director of the Corporation at the time he makes such inspection. Shareholders shall have such rights to inspect records of the Corporation as are prescribed by applicable law.

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Section 6.3 Checks, Notes and Drafts Checks, notes, drafts, and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize.

Section 6.4 Amendments to Bylaws These Bylaws may be altered, amended or repealed in accordance with the Articles of Incorporation.

Section 6.5 Voting of Stock Held Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board of Directors, the President or any Executive Vice President may from time to time appoint an attorney or attorneys as agent or agents of the Corporation to cast in the name of the Corporation the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any such other corporation; and such Officers may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, consents, waivers, or other instruments as may be necessary or proper in the premises; or any of such Officers may himself attend any meeting of the holders of stock or other securities of any such other corporation and there vote or exercise any or all other powers of the Corporation as the holder of such stock or other securities of such other corporation.

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RESOLVED, that Article II, old Section 2.11 (new Section 2.10) of the Corporation's Bylaws, be revised in its entirety to read as follows:

            Section 2.10 Age Limitations No person shall continue to serve as director of the Corporation beyond the last day of the calendar year in which such person reaches 70 years of age. On the last day of the calendar year in which any director reaches age 70, such persons shall automatically cease to be a director and the Board shall fill or eliminate such vacancy pursuant to the provisions of the Corporation's Articles of Incorporation and Bylaws.

And be it further

RESOLVED, that the appropriate officers of the Corporation be, and they hereby are authorized and directed to take all actions deemed necessary or appropriate by such officers in furtherance of the foregoing be and hereby approved, ratified and confirmed in all respects.

There being no further business to come before the Board, the meeting was adjourned.

The next regularly scheduled meeting of the Board will be held on Wednesday, April 28, 2004 at 10:00 a.m. at the Richmond Road Office.

/s/ Ramona W. Savidge

Board Secretary